EXHIBIT 99.1

Donna Smith, Director, Investor Relations,
Corporate Communications
(949) 975-1550
donna.smith@smawins.com

SM&A Posts Record Quarterly and Annual Revenue Growth

Reports Fourth Quarter Revenue of $19.4 Million, Net Income of $3.7 Million and EPS of $0.17

NEWPORT BEACH, Calif., January 28, 2004 — SM&A (Nasdaq: WINS) today announced revenues for the fourth quarter of $19.4 million, a 33% increase over the $14.5 million reported for the corresponding period of 2002. Net income for the fourth quarter was $3.7 million or $0.17 per diluted share, an increase of 60% over the $2.3 million or $0.11 per diluted share reported for the corresponding period of 2002.

     Full year revenues were $75.6 million, up 37% over the $55.1 million reported for 2002. Net income from continuing operations for the year was $13.3 million, up 104% over the $6.5 million posted for 2002. Diluted earnings per share from continuing operations were $0.62, an increase of 94% over last year’s $0.32.

Highlights

•	Cash and cash equivalents increased 47% in the quarter to $17.7 million.

•	Gross margin for the quarter and year was 47% and 45%, respectively.

•	Addition of eight new account executives during the year for a total of 13 at year-end.

•	Shareholders’ equity increased 25% in the quarter and 191% year-over-year to $24.4 million.

•	Employee headcount totaled 315 at year-end.

•	Average deployed associates headcount for the quarter was 182.

     Commenting on the results, Steve Myers, chairman and CEO said, “Today, we are very pleased to be reporting the best quarter and the best year in the company’s history. At SM&A,

the people are the drivers and these outstanding results reflect the exceptional contributions of our employees. They are to be congratulated for effectively integrating a new business model and consistently defining and executing best practice solutions for our clients.”

     “We achieved 33% revenue growth for the quarter and captured 37% revenue growth for the year, exceeding our previously stated 35% revenue growth target. Our operating income in the fourth quarter increased 37% over the third quarter due to continued strong demand for our services, and despite almost three weeks of holiday furloughs. Operating income for the fourth quarter year-over-year grew 81%. In the fourth quarter, we recorded a year-end tax adjustment of $548,000, or $0.02 per diluted share. Without the tax adjustment, the company earned $0.15 per diluted share in the fourth quarter. The effective tax rate going forward is expected to be 41%. Sector trends remain strong and with our scalable cost structure, we are well positioned for 2004,” said CFO Cathy Wood.

Outlook

     “We currently expect revenue growth in the first quarter to be flat to slightly up over the fourth quarter of 2003. The less than anticipated first quarter growth is attributable to two high-profile programs being deferred from the first quarter to later in the year. One of the programs involves the President’s new space initiative, which has resulted in NASA program restructuring. We anticipate that deployments will increase throughout the year, and we are reiterating our revenue growth forecast of about 20% for the year,” added Wood.

Conference Call — Wednesday, January 28, 2004, 1:05 p.m., PST

     Participants dial (800) 677-1840 approximately 10 minutes before the scheduled start of the call. The call will also be accessible live at the homepage of www.smawins.com by clicking on the Webcast link. Following its completion, an audio replay may be accessed for one week by dialing (800) 642-1687 or (706) 645-9291, access code 4951643.

About SM&A

SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services. SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed in excess of 730 proposals worth more than $263 billion for its clients, and has an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Preparation of these forward-looking statements requires the use of estimates of future revenues, expenses, activity levels, economic, and market conditions, many of which are outside the company’s control. These statements which may include, but are not limited to, revenue, gross margin, market size, pipeline, backlog, seasonal trends, and outlook for business performance, are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied. Investors are advised to read the company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly the Management Discussion and Analysis and Risk Factors for a more comprehensive discussion of these and other risks and uncertainties which could impact actual results. The company expressly does not undertake a duty to update forward-looking statements.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$17,712	$5,956
Accounts receivable, net of allowances of $387 and $439	12,178	9,961
Prepaid expenses and other current assets	310	425
Deferred income taxes	752	1,277

Total current assets	30,952	17,619
Fixed assets, net	723	578
Other assets	128	111

	$31,803	$18,308

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$683	$1,239
Accrued compensation and related benefits	3,637	2,832
Income taxes payable	1,440	2,989
Net liabilities of discontinued operations	1,359	2,453

Total current liabilities	7,119	9,513
Deferred income taxes	45	73
Other liabilities	206	334

Total liabilities	7,370	9,920
Commitments and contingencies
Shareholders’ equity:
Preferred stock: Authorized 10,000,000 shares. None issued and outstanding	—	—
Common stock, no par value: Authorized 50,000,000 shares. Issued and outstanding 20,336,167 and 19,700,692, respectively	52,215	49,438
Accumulated deficit	(27,782)	(41,050)

Total shareholders’ equity	24,433	8,388

	$31,803	$18,308

SM&A
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31

	2003	2002		2001

Revenue	$75,593		$55,057	$46,407
Cost of revenue	41,533		32,059	27,047

Gross margin	34,060		22,998	19,360
Selling, general and administrative expenses	14,329		12,369	12,013

Operating income	19,731		10,629	7,347
Other income (expense):
Interest income (expense), net	73		(865)	(1,909)
Unrealized gain (loss) on interest rate swap	—		6	(673)

Other income (expense), net	73		(859)	(2,582)

Income from continuing operations before income taxes	19,804		9,770	4,765
Income tax expense	6,536		3,252	1,916

Income from continuing operations	13,268		6,518	2,849
Discontinued operations:
Loss from operations of discontinued businesses, net of income taxes	—		—	(7,955)
Loss from disposal of discontinued businesses, net of income taxes	—		—	(13,942)

Loss from discontinued operations	—		—	(21,897)
Extraordinary loss from early extinguishment of debt, net of income taxes	—		(2,499)	—
Cumulative effect of adoption of FASB Statement No. 133, net of income taxes	—		—	(668)

Net income (loss)	$13,268		$4,019	$(19,716)

Net Income (loss) per share — Basic
Continuing operations	$0.66		$0.33	$0.15
Discontinued operations	$—		$—	$(1.15)
Extraordinary loss from early extinguishment of debt	$—		$(0.13)	$—
Cumulative effect of adoption of FASB Statement No. 133	$—		$—	$(0.04)
Net income (loss)	$0.66		$0.21	$(1.04)
Net Income (loss) per share — Diluted
Continuing operations	$0.62		$0.32	$0.15
Discontinued operations	$—		$—	$(1.14)
Extraordinary loss from early extinguishment of debt	$—		$(0.12)	$—
Cumulative effect of adoption of FASB Statement No. 133	$—		$—	$(0.04)
Net income (loss)	$0.62	$		$(1.03)
Shares used in calculating net income (loss) per share:
Basic	19,991		19,535	19,045
Diluted	21,428		20,452	19,219